______________________________________________________________________________
______________________________________________________________________________




                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


                               ________________



                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                         Date of Report August 11, 1995


                                                                    I.R.S.
Commission                                                         Employer
   File                                          State of       Identification
  Number              Registrant               Incorporation        Number


001-11227     Washington Energy Company           Washington       91-1005304
001-11271     Washington Natural Gas Company      Washington       91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code:  (206) 622-6767


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Item 5. Other Events

a) On July 27, 1995, Washington Energy Company made the following press release:

RATE ACTIONS IMPROVE UTILITY MARGIN 24%
   SEATTLE -- Washington Energy Company's utility margin
(revenue less cost of purchased gas) rose 24 percent in the third fiscal quarter as a result of two rate increases in the past year and a 5 percent increase in utility customers, Chairman William
P. Vititoe reported today.
   "The two rate increases are key to this quarter's results, even though the full benefit of the most recent increase won't hit the bottom line until next heating season," Vititoe said. "These increases, in combination with several other positive rate actions this year, have produced a marked improvement in the company's earnings capability. The elements are in place for a far more productive future," he said.
   Utility margin increased by $7 million, to $36.3 million, compared to the same quarter last year. The impact of the rate increases on margin was dampened by lower gas sales due to weather that was 25 percent warmer than normal during the quarter.
   The company posted a quarterly loss of $5.6 million from continuing operations, or 23 cents per share. That compares with a 34 cent per share loss in the same quarter one year ago, after eliminating the impact of one-time charges in the prior period. (Net earnings in the June 1994 quarter included $1.74 per share in one-time charges resulting primarily from management strategies to focus on the core utility business.)
   Because natural gas is used mainly for heating, the company's first two quarters provide the majority of its earnings, with the third quarter normally showing either a profit or a loss, depending upon weather.

Analysis of quarterly results
   Third-quarter results included the benefits of several factors:
   1) two utility rate increases: the first, of $19 million, was implemented in June 1994; the second, of $17.7 million, went into effect May 15, 1995.
   2) 5 percent growth in utility customers (on an annual basis), which contributed to a 3 percent increase in gas sales volumes. The company served 20,500 more utility customers during the current period, compared to one year ago.
   3) a reduction of $300,000 in ongoing operating and maintenance expenses, reflecting organizational changes implemented primarily in the summer of 1994.

12-month results
   Utility margin for the 12 months ended June 30, 1995, rose by $22.5 million, a 13 percent increase over the same period one year ago. The improvement reflects a full year of operation with the $19 million rate increase implemented June 4, 1994, and 1-1/2 months of operation under the $17.7 million rate increase that went into effect May 15, 1995.
   The positive earnings impact of the rate increases, however, was restrained by three factors: 1) warmer-than-normal weather;



2) one-time charges totalling $1.6 million, taken in the September quarter of fiscal 1994; and 3) various consulting costs of $2.6 million to support the company's organizational transformation. The transformation includes restructuring around customer-oriented processes, re-engineering, and focused training for all employees to embrace an efficient and customer-responsive corporate culture.
   "We expect re-engineering to reduce utility operating and maintenance costs by $3-to-$5 million in fiscal 1996," Vititoe said, "and our improved cost-effectiveness will help to restrain the overall growth of operating expenses as we continue to add new customers. Long-term, we also expect re-engineering to reduce substantially the costs of adding new customers -- although over the next two-to-three years we will significantly increase our capital outlays for information technologies to support more efficient operations.
   "We estimate consulting expenses in fiscal 1995 will be approximately $4.5 million, but to be minimal in fiscal 1996 as the company implements the redesigned processes," Vititoe added.
   Twelve-month income from continuing operations totaled $8.0 million, an increase of $7.6 million compared to the prior year, after excluding one-time charges taken in the third and fourth quarters of fiscal 1994. The improvement reflects the 12-month impact of the same factors that affected quarterly results: two general rate increases, reductions of $3.1 million in ongoing utility operating and maintenance costs for the period, and continuing 5 percent utility customer growth.

Outlook
   "Neither the quarterly results nor our 12-month performance reflects the full impact of the transformation of our organization this year and the positive direction in which our company now is headed," Vititoe said. "A series of constructive rate actions, culminating this quarter in a $17.7 million rate increase and a redesign of our rate structure, have improved our regulatory foundation, our opportunity for profitability, and our ability to be successful in a future of increased competition.
   "These rate changes will be complemented by the transformation of our organization into a more productive and creative company," Vititoe added. "Our goal is to provide the best service and be the most cost-efficient gas utility in the nation."
   Washington Energy Company common stock trades on the New York Stock Exchange under the symbol, "WEG."






Washington Energy Company
Summary Income Statements And Other Financial Data
(Dollars in thousands, except per share amounts)

                      3 Months Ended          12 Months Ended
                      June 30  (1)            June 30  (1)
                         1995       1994         1995       1994
                      ---------  ---------    ---------  ---------
Washington Energy Company

Operating revenues
 Regulated utility
  sales               $  75,124  $  72,455    $ 424,795  $ 400,485
 Merchandise,
  conservation
  products, and other     3,744      7,171       22,624     49,231
 Oil and natural gas        ---        --- (2)      ---      9,767 (2)
  Total operating     ---------  ---------    ---------  ---------
   revenues           $  78,868  $  79,626    $ 447,419  $ 459,483

Operating income (loss)
 after income taxes   $   6,594  $  (4,245)   $  49,517  $  32,811

Net loss on merger of oil
 and gas subsidiary   $     ---  $ (28,968)(2)$  (1,047) $ (28,968)(2)

Preferred dividend
 requirement - Washington
 Natural Gas          $  (1,755) $  (1,117)   $  (6,489) $  (3,504)

Income (loss) from
 continuing operations$  (5,624) $ (48,760)   $   6,969  $ (38,366)

Discontinued operations,
 net of income taxes  $     ---  $    (156)   $    (596) $ (12,591)

Net income (loss)     $  (5,624) $ (48,916)   $   6,373  $ (50,957)

Preferred dividends         ---        ---          ---         34
Premium - preferred
 redemption                 ---        ---          ---        673
Earnings (loss) on    ---------  ---------    ---------  ---------
 common stock         $  (5,624) $ (48,916)   $   6,373  $ (51,664)

Earnings (loss)
 per common share          (.23)     (2.08)         .27      (2.21)
Dividends
 per common share           .25        .25         1.00       1.10

Average common shares
 outstanding
 (in thousands)          23,950     23,529       23,795     23,383
Book value per share                              10.90      11.64

Capitalization and
short-term debt
 Common                                       $ 261,696  $ 274,804
 Preferred                                       90,000     60,000



 Long-term debt                                 290,060    330,200
 Current portion
  long-term debt                                 40,140     20,140
 Commercial paper
  and notes payable                             125,480     98,413

 Total capitalization                         ---------  ---------
  and short-term debt                         $ 807,376  $ 783,557
                                              =========  =========

Net plant                                     $ 809,491  $ 770,828
                                              =========  =========

Operating income (loss)
by business segment
before income taxes
 Regulated utility
  sales               $   5,126  $ (12,032)   $  56,515  $  27,901
 Merchandise,
  conservation
  products, and other      (737)      (511)      (1,332)     1,798
 Oil and natural gas        ---        --- (2)      ---      1,923 (2)
 Other                     (368)      (187)      (1,285)    (2,770)
                      ---------  ---------    ---------  ---------
 Total                $   4,021  $ (12,730)   $  53,898  $  28,852
                      =========  =========    =========  =========

(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.

(2) Subsequent to September 30, 1993, operating revenues and expenses have been reclassified to other income (expense) due to the merger of the exploration and production subsidiary with Cabot Oil & Gas
    Corp. in May, 1994, consistent with the presentation of earnings from ownership of Cabot stock.



Washington Energy Company
Summary Income Statements And Other Financial Data (Continued)
(Dollars in thousands)

                      3 Months Ended          12 Months Ended
                      June 30  (1)            June 30  (1)
                         1995       1994         1995       1994
                      ---------  ---------    ---------  ---------
Washington Natural Gas Company

Operating revenues
 Firm gas sales       $  60,934  $  57,183    $ 355,348  $ 332,348
 Interruptible
  gas sales               9,255     11,014       48,457     49,136
 Transportation           2,368      1,905       10,913      9,998
 Rentals and other        2,567      2,353       10,077      9,003
  Total operating     ---------  ---------    ---------  ---------
   revenues           $  75,124  $  72,455    $ 424,795  $ 400,485

Gross utility margin
 Gas sales less
  gas purchases       $  33,952  $  27,386    $ 178,987  $ 157,371
 Transportation margin    2,368      1,905       10,913      9,998
                      ---------  ---------    ---------  ---------
 Total margin         $  36,320  $  29,291    $ 189,900  $ 167,369

Net income (loss)     $  (1,900) $ (16,968)   $  18,951  $  (4,301)

Gas volumes
(000's of therms)
 Firm gas sales         105,837    103,278      633,715    613,541
 Interruptible
  gas sales              28,651     33,420      140,198    134,806
 Transportation          34,653     27,690      144,840    143,466
                      ---------  ---------    ---------  ---------
 Total gas volumes      169,141    164,388      918,753    891,813

Customers served
(average)
 Firm gas sales         467,085    446,570      459,460    438,360
 Interruptible
  gas sales               1,038      1,005        1,036      1,050
 Transportation              50         36           47         40
                      ---------  ---------    ---------  ---------
 Total customers        468,173    447,611      460,543    439,450

 Annual increase
  in customers                                   21,093     21,963

Weather % colder (+)
or warmer (-) than
normal (in terms
of degree days)            -25 %      -18 %        -14 %       -5 %

Degree days                 668        714        4,117      4,496


(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.






Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              WASHINGTON ENERGY COMPANY


                              by /s/ James P. Torgerson
                              Senior Vice President - Finance,
                              Planning and Development and
                              Chief Financial Officer


                              WASHINGTON NATURAL GAS COMPANY


                              by /s/ James P. Torgerson
                              Senior Vice President - Finance,
                              Planning and Development and
                              Chief Financial Officer


August 11, 1995